    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 2000


                                            REGISTRATION STATEMENT NO. 333-42778

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                           --------------------------


                                 POST-EFFECTIVE
                                   AMENDMENT
                                    NO. 1 TO
                                    FORM S-4


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           --------------------------

                        MILLENNIUM PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)
                           --------------------------

                      DELAWARE                                             04-3177038
            (State or other jurisdiction                      (I.R.S. Employer Identification No.)
         of incorporation or organization)

                                75 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                  617-679-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                           JOHN B. DOUGLAS III, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                        MILLENNIUM PHARMACEUTICALS, INC.
                                75 SIDNEY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                  617-679-7000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                    Copy to:

                             DAVID E. REDLICK, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                  617-526-6000
                           --------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Post-Effective Amendment No. 1 to Registration Statement becomes effective.


    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
                                                      AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING     REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTERED(1)         PER SHARE              PRICE              FEE(2)
Common stock, $0.001 par value per share.......        10,240,000             --                   --                  --



(1) Pursuant to Rule 416(b) of the Securities Act, this post-effective amendment is filed to reflect the shares of the registrant's common stock that are issuable as a result of the registrant's two-for-one common stock split in the form of a stock dividend, to be paid on October 4, 2000 to stockholders of record at the close of business on September 27, 2000.



(2) A registration fee of $131,958 was paid in connection with the initial registration of 5,120,000 shares of common stock on August 1, 2000. Pursuant to Rule 416 of the Securities Act, no further registration fee is required.

                         ------------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS



                               10,240,000 SHARES


                        MILLENNIUM PHARMACEUTICALS, INC.
                                  Common Stock

                               ------------------


    This prospectus covers up to 10,240,000 shares of our common stock that we may offer and issue from time to time to acquire businesses or assets, including by acquiring the securities of entities holding those businesses or assets. We may pay for these securities, businesses or assets with common stock, stock options, cash, notes, assumption of liabilities or other forms of payment. We may also issue shares of common stock at a later time, upon the exercise or conversion of other securities that we may issue or assume in connection with acquisitions, such as options, warrants, convertible notes or other similar instruments. Anyone to whom we issue shares of our common stock under this prospectus, and anyone to whom they give the shares, may also use this prospectus, subject to obtaining our prior written permission, to resell the shares. We have not fixed a period of time during which the common stock offered by this prospectus may be offered or sold.


    We and the owners or controlling persons of the securities, businesses or assets that we acquire will negotiate the price, structure and other terms of these transactions. We expect that we will value the shares of common stock that we issue in these acquisitions at prices reasonably related to the market price of our common stock, either when we tentatively or finally agree to the particular acquisition, when we complete the acquisition or during some other negotiated period.

    We do not expect to pay underwriting discounts or commissions with respect to the shares covered by this prospectus. However, we may pay finders' fees to anyone who assists us in finding securities, businesses or assets to acquire. Anyone to whom we pay a finders' fee may be considered an "underwriter" under the Securities Act of 1933.


    Our common stock is traded on the Nasdaq National Market under the symbol "MLNM." On September 28, 2000, the last reported per share sale price of our common stock on the Nasdaq National Market was $156.98 (before giving effect to the two-for-one stock split in the form of a stock dividend for which the dividend distribution date is October 4, 2000).



    Unless otherwise indicated, we have adjusted all of the information in this prospectus to reflect a two-for-one common stock split in the form of a stock dividend to be paid on October 4, 2000 to stockholders of record at the close of business on September 27, 2000.


    YOU SHOULD SEE THE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Prospectus dated             , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............      1
WHERE YOU CAN FIND MORE INFORMATION.........................      2
ABOUT THIS PROSPECTUS.......................................      3
MILLENNIUM PHARMACEUTICALS, INC.............................      3
RISK FACTORS................................................      5
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........     13
USE OF PROCEEDS.............................................     14
SELLING STOCKHOLDERS........................................     14
SELECTED FINANCIAL DATA.....................................     15
VALIDITY OF COMMON STOCK....................................     16
EXPERTS.....................................................     16

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are also incorporated by reference in this prospectus as of the respective filing dates of those documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

    We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

    (1) Our Annual Report on Form 10-K for the year ended December 31, 1999;

    (2) Our Current Report on Form 8-K/A filed with the SEC on January 6, 2000;

    (3) Our Current Report on Form 8-K filed with the SEC on January 6, 2000;

    (4) Our Current Report on Form 8-K filed with the SEC on January 11, 2000;

    (5) Our Current Report on Form 8-K filed with the SEC on January 19, 2000;

    (6) Our Current Report on Form 8-K/A filed with the SEC on January 27, 2000;

    (7) Our Current Report on Form 8-K filed with the SEC on February 9, 2000;

    (8) Our Current Report on Form 8-K filed with the SEC on April 13, 2000;

    (9) Our Current Report on Form 8-K filed with the SEC on April 25, 2000;

    (10) Our Current Report on Form 8-K filed with the SEC on June 30, 2000;


    (11) Our Current Report on Form 8-K filed with the SEC on October 2, 2000;



    (12) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;



    (13) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;



    (14) All our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and



    (15) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on April 26, 1996, including any amendments or reports filed for the purpose of updating that description.


    You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

           Investor Relations
           Millennium Pharmaceuticals, Inc.
           75 Sidney Street
           Cambridge, MA 02139
           Telephone: (617) 679-7000

    IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE ON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.

    You should rely only on the information that we provide in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to our common stock in any jurisdiction in which such an offer or solicitation relating to our common stock is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to our common stock if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at:

           Room 1024, Judiciary Plaza
           450 Fifth Street, N.W.
           Washington, D.C. 20549

    and at the SEC's Regional Offices located at:

           Northwestern Atrium Center
           Suite 1400
           500 West Madison Street
           Chicago, Illinois 60661

    and

           Seven World Trade Center
           13th Floor

           New York, New York 10048

and you may also obtain copies of such material by mail from the Public Reference Section of the SEC at:

           450 Fifth Street, N.W.
           Washington, D.C. 20549

at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    The SEC also maintains a web site on the world wide web, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

    This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

                             ABOUT THIS PROSPECTUS


    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission which will allow us to issue, from time to time, up to 10,240,000 shares of our common stock in connection with acquisitions of other businesses or assets, including acquisitions of the securities of entities holding these businesses or assets. Each time we issue common stock under the registration statement we will provide a prospectus supplement that will contain information about the terms of the specific transaction to which the prospectus supplement relates. We may also add, update or change the information that is contained in this prospectus in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."


    In addition to the shares of common stock that we are offering by this prospectus, we may offer other consideration, including stock options, cash, notes or other evidences of debt, assumption of liabilities or a combination of these types of consideration, as part of the transactions in which we issue these shares of common stock. In addition, we may lease property from, and enter into management, employment, consulting and noncompetition agreements with, the former owners and key executive personnel of the businesses we acquire.

    We and the owners or controlling persons of the assets, businesses or securities to be acquired will negotiate the price, structure and other terms of the transactions that involve the issuance of the shares of our common stock covered by this prospectus. The factors that we may take into account in negotiating these acquisitions may include:

    - the quality and reputation of the business to be acquired and its management;

    - the strategic market position of the business to be acquired;

    - the proprietary assets, earning power, cash flow and growth potential of the business to be acquired; and

    - the market value of the common stock of the business to be acquired, when relevant.

    In an effort to maintain an orderly market in our common stock, we may negotiate agreements with persons receiving our common stock covered by this prospectus that will limit the number of shares that these persons may sell during specified intervals. These agreements may contain more restrictive limitations on sales than those imposed in connection with sales under applicable exemptions from the registration requirements of the Securities Act. Moreover, the persons who are parties to these agreements may not otherwise be subject to these Securities Act requirements. We anticipate that, in general, these negotiated agreements will be of limited duration and will permit the recipients of common stock issued in connection with acquisitions to sell up to a specified number of shares per business day or days.

                        MILLENNIUM PHARMACEUTICALS, INC.

    Our goal is to become the biopharmaceutical company of the future by building on our broad scientific and technological capabilities and methods, which we call our "technology platform," to develop breakthrough drugs and predictive medicine products and services. Predictive medicine involves identifying information that enables healthcare professionals to make better informed decisions about drug treatment and other aspects of patient care.

    We use many of the same elements of our technology platform throughout our business, from the discovery of disease-related genes, to the development of drugs to specifically address these diseases, to the management of patients affected by these diseases. As a result, we speak of our technological approach as being applicable from "gene to patient." We continually seek to expand our technology platform in an effort to increase the speed of drug discovery and development and improve the resulting drugs.

    We have entered into research, development and commercialization arrangements, which we call "strategic alliances," with major pharmaceutical and biotechnology companies relating to a broad range of therapeutic and predictive medicine products and services. These alliances provide us with the opportunity to receive royalties and profit sharing, if we and our alliance partners are successful in developing and commercializing products. In addition, these alliances provide substantial funding for our research and development and the continued enhancement of our technology platform.

    We were incorporated in Delaware in 1993. Our principal executive offices are located at 75 Sidney Street, Cambridge, MA 02139 and our telephone number is
(617) 679-7000. Our world wide web address is www.mlnm.com. We have not incorporated by reference into this prospectus the information on our website and, therefore, the information in our website should not be considered to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

    The Millennium Pharmaceuticals name and logo and the names of products and services offered by Millennium Pharmaceuticals are trademarks, registered trademarks, service marks or registered service marks of Millennium Pharmaceuticals. Unless the context otherwise requires, the terms "Millennium," "we," "us" and "our" refer to Millennium Pharmaceuticals, Inc. and its subsidiaries.

                                  RISK FACTORS

    IF YOU PURCHASE SHARES OF OUR COMMON STOCK, YOU WILL TAKE ON FINANCIAL RISK. IN DECIDING WHETHER TO INVEST, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE ADDITIONAL INFORMATION IN OUR OTHER REPORTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND IN OTHER DOCUMENTS WE INCORPORATE BY REFERENCE IN THIS PROSPECTUS.

REGULATORY RISKS

WE HAVE NOT YET RECEIVED MARKETING APPROVAL FOR ANY PRODUCT OR SERVICE RESULTING FROM OUR DEVELOPMENT EFFORTS AND MAY NOT BE ABLE TO OBTAIN ANY SUCH APPROVAL

    We have completed development of only one product candidate, CAMPATH-Registered Trademark- monoclonal antibody, which we developed in our partnership with Ilex Oncology, Inc. This partnership only recently applied to the U.S. Food and Drug Administration for approval to market this product. It is possible that the FDA will not grant this marketing approval. As of July 31, 2000, we and our alliance partners were conducting clinical trials of six product candidates resulting from our research and development programs, including clinical trials of CAMPATH-Registered Trademark- monoclonal antibody, and preclinical testing of approximately ten product candidates resulting from these programs.

    All of the products that we are developing will require additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. This process is lengthy, often taking a number of years, and expensive. In some cases, the length of time that it takes for us to achieve various regulatory approval milestones affects the payments that we are eligible to receive under our strategic alliance agreements.

    We may need to successfully address a number of technological challenges in order to complete development of our products. Moreover, these products may not be effective in treating any disease or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use.

WE HAVE ONLY LIMITED EXPERIENCE IN REGULATORY AFFAIRS, AND SOME OF OUR PRODUCTS MAY BE BASED ON NEW TECHNOLOGIES; THESE FACTORS MAY AFFECT OUR ABILITY OR THE TIME WE REQUIRE TO OBTAIN NECESSARY REGULATORY APPROVALS

    We have only limited experience in filing and prosecuting applications necessary to gain regulatory approvals which may affect our ability to obtain these approvals. Moreover, certain of the products that are likely to result from our research and development programs may be based on new technologies and new therapeutic approaches that have not been extensively tested in humans. The regulatory requirements governing these types of products may be more rigorous than for conventional products. As a result, we may experience a longer regulatory process in connection with any products that we develop based on these new technologies or new therapeutic approaches.

RISKS RELATING TO OUR INDUSTRY, BUSINESS AND STRATEGY

BECAUSE THE GENOMICS INDUSTRY IS NEW, IT IS POSSIBLE THAT THE DISCOVERIES AND TECHNOLOGY ON WHICH THIS INDUSTRY IS BASED WILL NOT RESULT IN COMMERCIAL PRODUCTS OR SERVICES

    The genomics industry is new and evolving rapidly. We focus our genomics research primarily on diseases that may be linked to several or many genes working in combination. Both we and the general scientific and medical communities have only a limited understanding relating to the role of genes and their products in these diseases. To date, we have not commercialized any products or services, and we may not be successful in doing so in the future. In addition, relatively few products based on gene discoveries have been developed and commercialized by others. Rapid technological development by us or others may result in compounds, products or processes becoming obsolete before we recover our development expenses.

    OUR PLAN TO GROW THROUGH ACQUISITIONS OF OTHER COMPANIES WILL NOT BE SUCCESSFUL IF WE ARE UNABLE TO INTEGRATE ACQUIRED COMPANIES WITH OUR OTHER OPERATIONS OR IF THE TECHNOLOGY OR PERSONNEL OF ACQUIRED COMPANIES DO NOT MEET OUR EXPECTATIONS

    We completed our merger with LeukoSite, Inc. on December 22, 1999. In addition, on July 27, 2000, we acquired Cambridge Discovery Chemistry Limited, a subsidiary of Oxford Molecular Group plc. We may not be able to successfully integrate or profitably manage these businesses. In addition, the combination of our business with these businesses may not achieve revenues, net income or loss levels, efficiencies or synergies that justify the merger. The combined company may experience slower rates of growth as compared to the historical rates of growth of Millennium and these businesses independently. We plan to make additional acquisitions in the future, which will entail similar risks.

COMPETITION FOR SCIENTIFIC AND MANAGERIAL PERSONNEL IN OUR INDUSTRY IS INTENSE; WE WILL NOT BE ABLE TO SUSTAIN OUR OPERATIONS AND GROW IF WE ARE NOT ABLE TO ATTRACT AND RETAIN KEY PERSONNEL

    Our success substantially depends on the ability, experience and performance of our senior management and other key personnel. If we lose one or more of the members of our senior management or other key employees, our business and operating results could be seriously harmed.

    In addition, our future success will depend heavily on our ability to continue to hire, train, retain and motivate additional skilled managerial and scientific personnel. The pool of personnel with the skills that we require is limited. Competition to hire from this limited pool is intense.

    The stock options held by LeukoSite employees became fully vested upon the closing of our acquisition of LeukoSite. This acceleration may adversely affect our ability to retain former LeukoSite employees.

WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING PRODUCTS AND SERVICES BEFORE OR MORE SUCCESSFULLY THAN WE DO

    The fields of genomics, biotechnology and pharmaceuticals are highly competitive. Many of our competitors are substantially larger than we are and have substantially greater capital resources, research and development staffs and facilities than we have. Furthermore, many of our competitors are more experienced than we are in drug discovery, development and commercialization, obtaining regulatory approvals and product manufacturing and marketing. As a result, our competitors may identify genes associated with diseases or discover, develop and commercialize products or services based on such genes before we do. In addition, our competitors may discover, develop and commercialize products or services which render non-competitive or obsolete the products or services that we or our strategic alliance partners are seeking to develop and commercialize.

WE MAY NOT BE ABLE TO OBTAIN BIOLOGICAL MATERIAL, INCLUDING HUMAN AND ANIMAL DNA SAMPLES, REQUIRED FOR OUR GENETIC STUDIES, WHICH COULD DELAY OR IMPEDE OUR DRUG DISCOVERY EFFORTS

    Our gene identification strategy includes genetic studies of families and populations prone to particular diseases. These studies require the collection of large numbers of DNA samples from affected individuals, their families and other suitable populations as well as animal models. The availability of DNA samples and other biological material is important to our ability to discover the genes responsible for human diseases through human genetic approaches and other studies. Competition for these resources is intense. Access to suitable populations, materials and samples could be limited by forces beyond our control, including governmental actions. Some of our competitors may have obtained access to significantly more family and population resources and biological materials than we have obtained. As a result, we may not be able to obtain access to DNA samples necessary to support our human gene discovery programs.

RISKS RELATING TO OUR FINANCIAL RESULTS AND STRUCTURE AND NEED FOR FINANCING

WE HAVE INCURRED SUBSTANTIAL LOSSES, WE EXPECT TO CONTINUE TO INCUR LOSSES AND WE WILL NOT BE SUCCESSFUL UNLESS WE REVERSE THIS TREND

    We have incurred losses in four of the last six years, including the year ended December 31, 1999. We expect to continue to incur substantial operating losses in future periods. To date, substantially all of our revenues have resulted from payments from strategic alliance partners. We have not received any revenues from the sale of products or clinical or diagnostic services.

    We expect to increase our spending significantly as we continue to expand our infrastructure, research and development programs and commercialization activities. As a result, we will need to generate significant revenues to pay these costs and achieve profitability. We cannot be certain whether or when we will become profitable because of the significant uncertainties with respect to our ability to generate revenues from the sale of products and services and from existing and potential future strategic alliances.

OUR SUBSTANTIAL INDEBTEDNESS MAY ADVERSELY AFFECT OUR CASH FLOW AND OPERATIONS AND BE DIFFICULT FOR US TO REPAY, WHICH COULD ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT IN US

    We have substantial amounts of outstanding indebtedness, primarily our 5.50% convertible subordinated notes due January 15, 2007. We also may obtain additional long term debt and working capital lines of credit. As a result of this indebtedness, we have substantial principal and interest payment obligations. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due.

    Our substantial leverage could have significant negative consequences, including:

    - increasing our vulnerability to general adverse economic and industry conditions.

    - limiting our ability to obtain additional financing;

    - requiring the dedication of a substantial portion of our cash from operations to service our indebtedness, thereby reducing the amount of our cash available for other purposes, including capital expenditures;

    - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

    - placing us at a possible competitive disadvantage vis-a-vis less leveraged competitors and competitors that have better access to capital resources.

WE MAY NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN; OUR FAILURE TO OBTAIN NECESSARY FINANCING OR DOING SO ON UNATTRACTIVE TERMS COULD AVERSELY AFFECT OUR DISCOVERY AND DEVELOPMENT PROGRAMS AND OTHER OPERATIONS

    We will require substantial funds to conduct research and development, including preclinical testing and clinical trials of our potential products, meet our obligations to our strategic alliance partners, manufacture and market any products and services that are approved for commercial sale and meet our debt service obligations. Additional financing may not be available when we need it or may not be available on terms that are favorable to us.

    If we are unable to obtain adequate funding on a timely basis, we may be required to significantly curtail one or more of our discovery or development programs. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

RISKS RELATING TO STRATEGIC ALLIANCE PARTNERS

WE DEPEND SIGNIFICANTLY ON OUR STRATEGIC ALLIANCE PARTNERS TO DEVELOP AND COMMERCIALIZE PRODUCTS AND SERVICES BASED ON OUR WORK; OUR BUSINESS MAY SUFFER IF ANY OF OUR STRATEGIC ALLIANCE PARTNERS BREACHES THEIR AGREEMENT OR FAILS TO SUPPORT OR TERMINATES THEIR ALLIANCE WITH US

    We conduct most of our discovery and development activities through strategic alliances. The success of these programs depends heavily on the efforts and activities of our strategic alliance partners. Each of our alliance partners has significant discretion in determining the efforts and resources that they will apply to the alliance. Our existing and any future alliances may not be scientifically or commercially successful.

    The risks that we face in connection with these alliances include:

    - All of our strategic alliance agreements are subject to termination under various circumstances, including in many cases on short notice without cause.

    - In our strategic alliance agreements, we generally agree not to conduct specified types of research and development in the field that is the subject of the alliance. These agreements may have the effect of limiting the areas of research and development we may pursue, either alone or in collaboration with third parties.

    - Our alliance partners may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products and services that are the subject of the alliance with us.

    - Our alliance partners may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries.

    - We will rely on our alliance partners to manufacture most products covered by our alliances. For example, Becton Dickinson has the sole right to manufacture our Melastatin-TM- gene detection product.

WE MAY NOT BE SUCCESSFUL IN ESTABLISHING ADDITIONAL STRATEGIC ALLIANCES, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS

    An important element of our business strategy is entering into strategic alliances for the development and commercialization of products and services based on our discoveries. We face significant competition in seeking appropriate alliance partners. Moreover, these alliance arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish additional strategic alliances or other alternative arrangements. The terms of any additional strategic alliances or other arrangements that we establish may not be favorable to us. Moreover, such strategic alliances or other arrangements may not be successful.

RISKS RELATING TO INTELLECTUAL PROPERTY

IF WE ARE UNABLE TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES, THE VALUE OF OUR TECHNOLOGY AND PRODUCTS WILL BE ADVERSELY AFFECTED; IF WE INFRINGE PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, WE MAY NOT BE ABLE TO DEVELOP AND COMMERCIALIZE OUR PRODUCTS AND SERVICES OR THE COST OF DOING SO MAY INCREASE

    Our patent positions, and those of other pharmaceutical and biotechnology companies, are generally uncertain and involve complex legal, scientific and factual questions.

    Our ability to develop and commercialize products and services depends in significant part on our ability to:

    - Obtain patents;

    - Obtain licenses to the proprietary rights of others on commercially reasonable terms;

    - Operate without infringing upon the proprietary rights of others;

    - Prevent others from infringing on our proprietary rights; and

    - Protect trade secrets.

THERE IS SIGNIFICANT UNCERTAINTY ABOUT THE VALIDITY AND PERMISSIBLE SCOPE OF GENOMICS PATENTS IN OUR INDUSTRY, WHICH MAY MAKE IT DIFFICULT FOR US TO OBTAIN PATENT PROTECTION FOR OUR DISCOVERIES

    The validity and permissible scope of patent claims in the pharmaceutical and biotechnology fields, including the genomics field, involve important unresolved legal principles and are the subject of public policy debate in the United States and abroad. For example, there is significant uncertainty both in the United States and abroad regarding the patentability of gene sequences in the absence of functional data and the scope of patent protection available for full-length genes and partial gene sequences. Moreover, certain groups have made certain gene sequences available in publicly accessible databases. These and other disclosures may adversely affect our ability to obtain patent protection for gene sequences claimed by us in patent applications that we file subsequent to such disclosures. There is also some uncertainty as to whether human clinical data will be required for issuance of patents for human therapeutics. If such data are required, our ability to obtain patent protection could be delayed or otherwise adversely affected.

THIRD PARTIES MAY OWN OR CONTROL PATENTS OR PATENT APPLICATIONS AND REQUIRE US TO SEEK LICENSES, WHICH COULD INCREASE OUR DEVELOPMENT AND COMMERCIALIZATION COSTS, OR PREVENT US FROM DEVELOPING OR MARKETING PRODUCT OR SERVICE CANDIDATES

    We may not have rights under some patents or patent applications related to our proposed products, processes or services. Third parties may own or control these patents and patent applications in the United States and abroad. Therefore, in some cases, such as those described below, to develop, manufacture, sell or import certain of our proposed products, processes or services, we or our alliance partners may choose to seek, or be required to seek, licenses under third-party patents issued in the United States and abroad or those which might issue from United States and foreign patent applications. In such event, we would be required to pay license fees or royalties or both to the licensor. If licenses are not available to us on acceptable terms, we or our alliance partners may not be able to develop, manufacture, sell or import these products, processes or services.

    With respect to our product candidate LDP-01, we are aware of third-party patents and patent applications which relate to certain anti-CD18 antibodies and their use in various methods of treatment including methods of reperfusion therapy and methods of treating focal ischemic stroke. In addition, our LDP-01, LDP-02, and CAMPATH-Registered Trademark- product candidates are humanized monoclonal antibodies. We are aware of third-party patents and patent applications which relate to certain humanized or modified antibodies, products useful for making humanized or modified antibodies, and processes for making and using humanized or modified antibodies. We are also aware of third-party patents and patent applications relating to certain manufacturing processes, products thereof and materials useful in such processes.

    Our product candidates LDP-977, LDP-341, and LDP-519 are all small molecule drug candidates. With respect to LDP-341, we are aware of third-party patents or patent applications which relate to either intermediates or synthetic processes used in the synthesis of these compounds. Additionally, for the use of LDP-341 and LDP-519 in the treatment of infarctions we are aware of the existence of a potentially interfering patent application filed by one of our former consultants.

WE MAY BECOME INVOLVED IN EXPENSIVE PATENT LITIGATION OR OTHER PROCEEDINGS, WHICH COULD RESULT IN OUR INCURRING SUBSTANTIAL COSTS AND EXPENSES OR SUBSTANTIAL LIABILITY FOR DAMAGES OR REQUIRE US TO STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS

    There has been substantial litigation and other proceedings regarding the patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We may become a party to patent litigation or other proceedings regarding intellectual property rights. For example, we believe that we hold patent applications that cover genes that are also claimed in patent applications filed by others. Interference proceedings before the United States Patent and Trademark Office may be necessary to establish which party was the first to invent these genes.

    The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. If a patent litigation or other proceeding is resolved against us, we or our alliance partners may be enjoined from developing, manufacturing, selling or importing our products, processes or services without a license from the other party and we may be held liable for significant damages. We may not be able to obtain any required license on commercially acceptable terms or at all.

    Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

RISKS RELATING TO PRODUCT MANUFACTURING, MARKETING AND SALES

BECAUSE MANY OF THE PRODUCTS AND SERVICES THAT WE DEVELOP WILL BE BASED ON NEW TECHNOLOGIES AND THERAPEUTIC APPROACHES, THE MARKET MAY NOT BE RECEPTIVE TO THESE PRODUCTS AND SERVICES UPON THEIR INTRODUCTION

    The commercial success of our products and services that are approved for marketing will depend upon their acceptance by the medical community and third-party payors as clinically useful, cost effective and safe. Many of the products and services that we are developing are based upon new technologies or therapeutic approaches. As a result, it may be more difficult for us to achieve market acceptance of our products and services, particularly the first products and services that we introduce to the market based on new technologies and therapeutic approaches.

BECAUSE WE HAVE NO SALES, MARKETING OR DISTRIBUTION EXPERIENCE AND CAPABILITIES, WE WILL BE DEPENDENT ON THIRD PARTIES TO SUCCESSFULLY PERFORM THESE FUNCTIONS OR WILL BE REQUIRED TO INCUR SIGNIFICANT COSTS AND DEVOTE SIGNIFICANT EFFORTS TO DEVELOP THESE CAPABILITIES

    We have no sales, marketing or distribution experience and capabilities. We plan to rely significantly on sales, marketing and distribution arrangements with our strategic alliance partners and other third parties for the products and services that we are developing. For example, our partnership that holds CAMPATH-Registered Trademark- monoclonal antibody will rely solely upon Schering AG and its U.S. affiliate, Berlex Laboratories, for the marketing, distribution and sale of the CAMPATH-Registered Trademark- product throughout the world other than the Far East. If in the future we determine to perform sales, marketing and distribution functions ourselves, we would face a number of additional risks, including the need to recruit experienced marketing and sales personnel.

BECAUSE WE HAVE LIMITED MANUFACTURING CAPABILITIES, WE WILL BE DEPENDENT ON THIRD-PARTY MANUFACTURERS TO MANUFACTURE PRODUCTS FOR US OR WILL BE REQUIRED TO INCUR SIGNIFICANT COSTS AND DEVOTE SIGNIFICANT EFFORTS TO ESTABLISH OUR OWN MANUFACTURING FACILITIES AND CAPABILITIES

    We have limited manufacturing experience and no commercial scale manufacturing capabilities. In order to continue to develop products and services, apply for regulatory approvals and, ultimately, commercialize any products and services, we will need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities.

    We currently rely upon third parties to produce material for preclinical testing purposes and expect to continue to do so in the future. We also expect to rely upon other third parties, including our strategic alliance partners, to produce materials required for clinical trials and for the commercial production of certain of our products if we succeed in obtaining necessary regulatory approvals. Our partnership with ILEX Oncology relies on Boehringer Ingleheim as the sole source manufacturer of CAMPATH-Registered Trademark- monoclonal antibody.

    There are a limited number of manufacturers that operate under the FDA's good manufacturing practices regulations capable of manufacturing for us. As a result, we have experienced some difficulty finding manufacturers for our products with adequate capacity for our anticipated future needs. If we are unable to arrange for third-party manufacturing of our products, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

    Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

    We may in the future determine to manufacture certain of our products in our own manufacturing facilities. We will require substantial additional funds and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities.

IF WE FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR FUTURE PRODUCTS OR SERVICES BY THIRD-PARTY PAYORS, THERE MAY BE NO COMMERCIALLY VIABLE MARKETS FOR OUR PRODUCTS OR SERVICES

    The availability and levels of reimbursement by governmental and other third-party payors affects the market for any pharmaceutical product or healthcare service. These third-party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices charged for medical products and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. We may not be able to sell our products and services profitably if reimbursement is unavailable or limited in scope or amount.

    In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. The potential for adoption of these proposals affects or will affect our ability to raise capital, obtain additional collaborative partners and market our products.

    If we or our alliance partners obtain marketing approvals for our products and services, we expect to experience pricing pressure due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals.

ETHICAL, LEGAL AND SOCIAL ISSUES RELATED TO GENETIC TESTING MAY CAUSE OUR DIAGNOSTIC PRODUCTS TO BE REJECTED BY CUSTOMERS OR PROHIBITED OR CURTAILED BY GOVERNMENTAL AUTHORITIES

    Diagnostic tests that evaluate genetic predisposition to disease raise issues regarding the use and confidentiality of the information provided by such tests. Insurance carriers and employers might discriminate on the basis of such information, resulting in a significant barrier to the acceptance of such tests by customers. This type of discrimination could cause governmental authorities to prohibit or limit the use of such tests.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties, such as statements concerning:

    - our growth and future operating results;

    - the discovery and development of products;

    - developments in our markets and strategic focus;

    - new products;

    - potential acquisitions and our integration of acquired businesses, products and technologies;

    - our strategic alliances;

    - our intellectual property;

    - our manufacturing, marketing, sales and distribution capabilities; and

    - future economic, business and regulatory conditions.

    We may, in some cases, use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could" or "may," or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the caption "Risk Factors" and in the documents that we incorporate herein by reference. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference.

                                USE OF PROCEEDS

    Other than the businesses, assets or securities that we acquire, we will not receive proceeds from acquisitions in connection with which we issue shares of our common stock pursuant to this prospectus.

                              SELLING STOCKHOLDERS

    We have also prepared this prospectus, as we may amend or supplement it if appropriate, for use by persons, and their pledgees, donees, transferees or other successors in interest, who receive shares of our common stock in acquisitions covered by this prospectus. We refer to these persons as selling stockholders. We have not authorized any selling stockholder to use this prospectus to reoffer any shares without obtaining our prior written consent. We may condition our consent on our request of the selling stockholders that they not offer or sell more than a specified number of shares and that they only do so following the filing of any required supplements or amendments to this prospectus. We will not receive any proceeds from sales by selling stockholders.

    The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing in, or at prices related to, the then current market price of our common stock. The selling stockholders may use broker-dealers to effect these transactions. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale.

    In offering shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits that the selling stockholders realize and the compensation they pay to any broker-dealer may be deemed to be underwriting discounts and commissions.

    We will advise any selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

    If required under the Securities Act, we will file a supplemental prospectus disclosing the name of any selling stockholder, the name of any broker-dealers involved in the sale, the number of shares involved, the price at which such shares are to be sold, the commissions paid or discounts or concessions allowed, and other facts material to the transaction.

    Selling stockholders may also offer shares of stock covered by this prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act.

    We may agree to pay certain costs and expenses incurred in connection with the registration of the shares of common stock offered pursuant to this prospectus. However, in all cases the selling stockholders will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

                            SELECTED FINANCIAL DATA

    In the table below, we provide you with our summary historical financial data. We have prepared this information using our consolidated financial statements for the five years ended December 31, 1999 and the six-month periods ended June 30, 2000 and 1999. The financial statements for the five fiscal years ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the six-month periods ended June 30, 2000 and 1999 have not been audited.

    When you read this summary historical financial data, it is important that you read along with it the historical financial statements and related notes in our annual and quarterly reports filed with the SEC, as well as the section of our annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                       SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                                        -------------------------------------------------------   ---------------------
                                          1995       1996       1997        1998        1999        1999        2000
                                        --------   --------   ---------   ---------   ---------   ---------   ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenue under strategic alliances.....  $22,880    $ 31,764   $  89,933   $ 133,682   $ 183,679   $  88,265   $  93,646
Costs and expenses:
  Research and development............   17,838      34,803      74,828     114,190     159,877      74,917     122,111
  General and administrative..........    3,292       7,973      16,517      24,419      32,896      15,628      21,880
  Acquired in-process R&D.............       --          --      83,800          --     350,503          --          --
  Amortization of intangible assets...       --          --       2,397       2,702       3,816       1,351      24,131
                                        -------    --------   ---------   ---------   ---------   ---------   ---------
                                         21,130      42,776     177,542     141,311     547,092      91,896     168,122
                                        -------    --------   ---------   ---------   ---------   ---------   ---------
Income (loss) from operations.........    1,750     (11,012)    (87,609)     (7,629)   (363,413)     (3,631)    (74,476)
Interest income (expense), net........     (466)      2,244       2,977       3,788       9,473       4,420       7,126
Equity in operations of joint
  venture.............................       --          --          --          --          --          --      (1,400)
Minority interest.....................       --          --       3,410      14,179       1,980       2,287         (63)
                                        -------    --------   ---------   ---------   ---------   ---------   ---------
Net Income (loss).....................    1,284      (8,768)    (81,222)     10,338    (351,960)      3,076     (68,813)
Deemed preferred stock dividend.......       --          --          --          --     (27,944)         --     (45,668)
Net income (loss) attributable to
  common stockholders.................  $ 1,284    $ (8,768)  $ (81,222)  $  10,338   $(379,904)  $   3,076   $(114,481)
                                        =======    ========   =========   =========   =========   =========   =========
Basic net income (loss) per share (pro
  forma in 1995 and 1996).............  $  0.05    $  (0.20)  $   (1.43)  $    0.17   $   (5.23)  $    0.04   $   (1.25)
                                        =======    ========   =========   =========   =========   =========   =========
Shares used in computing basic net
  income (loss) per share.............   27,704      43,394      56,646      60,638      72,706      71,140      91,332
                                        =======    ========   =========   =========   =========   =========   =========
Diluted net income (loss) per share
  (pro forma in 1995 and 1996)........  $  0.04    $  (0.20)  $   (1.43)  $    0.16   $   (5.23)  $    0.04   $   (1.25)
                                        =======    ========   =========   =========   =========   =========   =========
Shares used in computing diluted net
  income (loss) per share.............   35,708      43,394      56,646      63,016      72,706      76,376      91,332
                                        =======    ========   =========   =========   =========   =========   =========

                                                               DECEMBER 31,                             JUNE 30,
                                           -----------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999        1999       2000
                                           --------   --------   --------   --------   ---------   --------   --------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable
  securities.............................  $17,847    $ 63,848   $ 96,557   $190,964   $ 261,716   $215,912   $644,750
Working capital..........................   10,498      60,273     85,571    178,395     227,347    198,290    597,042
Total assets.............................   25,105      87,744    144,513    257,954     541,625    302,741    938,350
Long-term debt, net of current portion...    1,467          --         --         --          --         --    400,000
Capital lease obligations, net of current
  portion................................    2,499       9,308     19,809     24,827      27,488     25,466     28,053
Stockholders' equity.....................   13,096      66,639     91,755    206,362     439,406    223,375    430,491

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The consolidated financial statements of Millennium Pharmaceuticals, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The information under the caption "Selected Financial Data" for each of the five years in the period ended December 31, 1999, included elsewhere herein, have been derived from consolidated financial statements audited by Ernst &
Young LLP, as set forth in their report appearing elsewhere herein. Such financial statements and selected financial data have been incorporated herein by reference and included herein, respectively, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of LeukoSite, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 and the financial statements of L&I Partners, L.P. as of December 31, 1997 and 1998 and for the period from inception through December 31, 1997, the year ended December 31, 1998 and the period from inception through December 31, 1998 incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of CytoMed, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this Prospectus by reference to the Millennium Pharmaceuticals Form 8-K/A dated January 6, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article Nine of the Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article Nine of the Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a Director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    The Registrant has purchased directors' and officers' liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

ITEM 21. EXHIBITS


EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
         4.1(1)         Amended and Restated Certificate of Incorporation of the
                        Registrant, as amended
         4.2(1)         Amended and Restated By-Laws of the Registrant, as amended
         4.3(2)         Specimen stock certificate representing common stock, $0.001 par value per share, of Registrant
         5.1            Opinion of Hale and Dorr LLP
        23.1            Consent of Ernst & Young LLP
        23.2            Consent of Arthur Andersen LLP
        23.3            Consent of PricewaterhouseCoopers LLP
        23.4            Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith
        24.1(3)         Power of Attorney


------------------------


(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on June 20, 1996, the Registrant's Current Report on
    Form 8-K filed with the SEC on April 13, 2000 and the Registrant's Quarterly Report on Form 10-Q filed with the SEC on May 2, 2000.



(2) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-02490).



(3) Previously filed.


ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and


       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    The undersigned Registrant hereby undertakes as follows: that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                          DESCRIPTION
-------                 ------------------------------------------------------------
         4.1(1)         Amended and Restated Certificate of Incorporation of the
                        Registrant, as amended
         4.2(1)         Amended and Restated By-Laws of the Registrant, as amended
         4.3(2)         Specimen stock certificate representing common stock, $0.001 par value per share, of Registrant
         5.1            Opinion of Hale and Dorr LLP
        23.1            Consent of Ernst & Young LLP
        23.2            Consent of Arthur Andersen LLP
        23.3            Consent of PricewaterhouseCoopers LLP
        23.4            Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith
        24.1(3)         Power of Attorney


------------------------


(1) Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed with the SEC on June 20, 1996, the Registrant's Current Report on
    Form 8-K filed with the SEC on April 13, 2000 and the Registrant's Quarterly Report on Form 10-Q filed with the SEC on May 2, 2000.



(2) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-02490).



(3) Previously filed.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on October 2, 2000.



                                                       MILLENNIUM PHARMACEUTICALS, INC.

                                                       By:  /s/ JOHN B. DOUGLAS III
                                                            -----------------------------------------
                                                            John B. Douglas III
                                                            Senior Vice President,
                                                            General Counsel and Secretary

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                   DATE
                      ---------                                      -----                   ----
                   *MARK J. LEVIN
     -------------------------------------------           Chairman of the Board of    October 2, 2000
                    Mark J. Levin                            Directors, Chief
                                                             Executive Officer and
                                                             President (Principal
                                                             Executive Officer)

                   *KEVIN P. STARR
     -------------------------------------------           Chief Financial Officer     October 2, 2000
                   Kevin P. Starr                            (Principal Financial
                                                             and Accounting Officer)

                *JOSHUA BOGER, PH.D.
     -------------------------------------------           Director                    October 2, 2000
                 Joshua Boger, Ph.D.

                *EUGENE CORDES, PH.D.
     -------------------------------------------           Director                    October 2, 2000
                Eugene Cordes, Ph.D.

               *A. GRANT HEIDRICH III
     -------------------------------------------           Director                    October 2, 2000
                A. Grant Heidrich III

            *RAJU S. KUCHERLAPATI, PH.D.
     -------------------------------------------           Director                    October 2, 2000
             Raju S. Kucherlapati, Ph.D.

               *ERIC S. LANDER, PH.D.
     -------------------------------------------           Director                    October 2, 2000
                Eric S. Lander, Ph.D.

                  *NORMAN C. SELBY
     -------------------------------------------           Director                    October 2, 2000
                   Norman C. Selby



*By:                 /s/ JOHN B. DOUGLAS III
             --------------------------------------
                       John B. Douglas III                                                   October 2, 2000
                        ATTORNEY-IN-FACT